News Release

For Immediate Release	Contact: Bob Lougee (703) 721-3080

Wednesday, June 7, 2006

USA Mobility Declares Special Distribution,
Returning Cash to Shareholders

Alexandria, VA (June 7, 2006) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging services, today announced that its Board of Directors has unanimously approved a special cash distribution of $3.00 per share of common stock, an aggregate amount of approximately $82 million. The distribution will be paid on July 21, 2006 to shareholders of record on June 30, 2006.

This is the second special distribution declared by USA Mobility since it became debt free in August 2005 after repaying $140 million in bank debt used to fund the merger of Arch Wireless, Inc. and Metrocall Holdings, Inc. on November 16, 2004. On December 21, 2005, the company paid a special distribution of $1.50 per share, which represented a $41 million return of capital to shareholders. The company said the tax treatment of the July distribution will be based in part on the company’s year-end results and that it intends to provide further information on the appropriate treatment of the distribution at a later date.

“This special distribution underscores our commitment to our stated strategy of managing USA Mobility for cash flow, and return of cash to our shareholders,” said Vincent D. Kelly, president and chief executive officer.

About USA Mobility

USA Mobility, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government, healthcare and emergency response sectors. USA Mobility offers traditional one-way and advanced two-way paging via its nationwide networks covering more than 90% of the U.S. population. In addition, the company offers mobile voice and data services through Sprint Nextel and Cingular Wireless, including BlackBerry and GPS location applications. The company’s product offerings include wireless connectivity systems for medical, business, government and other campus environments. USA Mobility focuses on the business-to-business marketplace and supplies mobile connectivity solutions to over two-thirds of the Fortune 1000 companies. For further information visit www.usamobility.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s cash flow strategy, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, the ability to continue to reduce operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

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